AMENDMENT No. 1 dated as of November 8, 2000 (this
                    "Amendment"), to the RIGHTS AGREEMENT dated as of February 1, 2000 (the "Rights Agreement"), between PRIMEX TECHNOLOGIES, INC., a Virginia corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, as Rights Agent (the "Rights Agent").

          Pursuant to the terms of the Rights Agreement and in accordance with
Section 26 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below:

          SECTION 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) The following definitions shall be added in appropriate alphabetical order to Section 1 of the Rights Agreement:

          '"Merger Agreement" shall mean the Agreement and Plan of Merger dated as of November 9, 2000, among the Company, the Parent Corporation and Merger Sub, as amended, supplemented or otherwise modified from time to time.'

          '"Merger Sub" shall mean Mars Acquisition Corporation, a wholly-owned subsidiary of the Parent Corporation and a Delaware corporation.'

          '"Parent Corporation" shall mean General Dynamics Corporation, a Delaware corporation.'

          (b) Section 3 of the Rights Agreement shall be amended by inserting the following new subsection (e) at the end thereof:

               "(e) Notwithstanding anything in this Rights Agreement to the contrary, (i) none of the Parent Corporation, Merger Sub or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, (ii) no Distribution Date or Business Combination shall occur, (iii) no Rights shall separate from Common Shares or otherwise become exercisable and
          (iv) no adjustment shall be made pursuant Section 11 or 12, in each case solely by virtue of (A) the announcement of the Merger (as such term is defined in the Merger Agreement), (B) any deemed acquisition of Common Shares by the Parent Corporation or Merger Sub pursuant to the Merger, (C) the execution of the Merger Agreement or (D) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement in accordance with the terms thereof."


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          SECTION 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts to be made and performed entirely within such Commonwealth, except that the duties and rights of the Rights Agent shall be governed by the law of the State of New York without reference to the choice of law doctrine of such State.

          SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



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          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and year first above written and as of the time specified herein.

                                     PRIMEX TECHNOLOGIES, INC.


                                     by: /s/ George H. Pain
                                         -------------------
                                         Name:  George H. Pain
                                         Title: Vice President, General Counsel
                                                and Secretary

                                     THE BANK OF NEW YORK,
                                     as Rights Agent,


                                     by: /s/ John I. Sivertsen
                                         ----------------------
                                         Name:   John I. Sivertsen
                                         Title:  Vice President